CHANGE IN CONTROL AGREEMENT
THIS AGREEMENT (this "Agreement"), is entered as of the 16th day of April, 2018 ("Effective Date") by and between Millington Bank, Millington, New Jersey (the "Bank") and Nancy E. Schmitz (the "Employee").
WHEREAS, the Employee has heretofore been employed by the Bank and the parties anticipate that the Employee will continue employment with the Bank; and
WHEREAS, nothing in this Agreement shall be construed or be interpreted in any way as establishing a contract for continued employment, and Employee is and shall remain hereafter considered at all times an at-will employee of the Bank; and
WHEREAS, Employee hereby accepts and acknowledge receipt of this document and the terms herein.
NOW, THEREFORE, in consideration of the covenants and the mutual agreements among the parties, the parties hereby agree as follows:
1.	REGULATORY EXCLUSION
Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and the Federal Deposit Insurance Corporation regulations at 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments promulgated thereunder.
2.	CHANGE IN CONTROL
(a)        Event of Change in Control and Involuntary Termination. Notwithstanding any provision contained herein to the contrary, or contained in any Bank Employee Handbook or other policy or document/agreement, in the event of the Employee's involuntary termination of employment within twenty-four (24) months following any Change in Control (as defined herein) of the Bank or Parent, as defined hereinafter, absent Just Cause, Employee shall be paid an amount equal to the product of two (2) times the Employee's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder, less one dollar. Said sum shall be paid in one (1) lump sum on the date of such termination of employment or within five (5) business days thereafter, and such payments shall be in lieu of any other future payments which the Employee would be otherwise entitled to receive as part of the Employee's compensation or other payments, if any, upon termination of employment with the Bank as a result of the Change in Control. Additionally, the Employee and his dependents shall remain eligible to participate in the COBRA (medical, dental and vision insurance) programs offered by the Bank to its employees for a period of six (6) months following such termination of employment, at the Employer's expense based upon the premium contribution rate determined under COBRA. Notwithstanding the foregoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Employee by the Bank or the Parent, or any successors thereto, shall be deemed an "excess parachute payment" in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code.
(b)        Survivability and Definitions. For purposes of this Agreement, the term "Change in Control" shall be defined as: (i) a change in ownership of the Bank or the Parent under paragraph (A) below, or (ii) a change in effective control of the Bank or the Parent under paragraph (B) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Parent under paragraph (C) below:
(A)
Change in the Ownership of the Bank or Parent. A change in the ownership of the Bank or the Parent shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (B) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (A) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(B)
Change in the Effective Control of the Bank or the Parent. A change in the effective control of the Bank or the Parent shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (B)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (B)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (A)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C)
Change in the Ownership of a Substantial Portion of the Bank's or Parent's Assets. A change in the ownership of a substantial portion of the Bank's or Parent's assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (C) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(D)
Each of the sub-paragraphs above contained herein shall be construed and interpreted, wherever applicable, consistent with the requirements of Section 409A of the Code and any Treasury regulations or other guidance issued thereunder.

(c)        Event of Change in Control and Voluntary Termination. Notwithstanding any other provision of this Agreement to the contrary, Employee may affect a voluntary Termination of Employment under this Agreement within twenty-four (24) months following a Change in Control of the Bank or Parent for Good Reason (as defined below) and Employee shall thereupon be entitled to receive the payment and benefits described in Section 2(a) of this Agreement. The Employee must provide written notice to the Bank of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or the condition alleged to constitute "Good Reason." Upon delivery of such notice by the Employee, the Bank shall have a period of thirty (30) days thereafter during which it or they may remedy in good faith the condition constituting such Good Reason, and the Employee's employment shall continue in effect during such time so long as the Bank makes diligent efforts during such time to cure such Good Reason. In the event that the Bank shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Bank shall not be required to pay the amount due to the Employee under this Section. The Bank's remedy of any Good Reason event or condition with or without notice from the Employee shall not relieve the Bank from any obligations to the Employee under this Agreement or otherwise and shall not affect the Employee's rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason event or condition.
"Good Reason" shall exist if, without Employee's express written consent, the Bank materially breaches any of its obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon the occurrence of any of the following:
(1)	a material diminution in the Employee's base compensation;
(2)	a material diminution in the Employee's authority, duties, or responsibilities;
(3)	a material diminution in the budget over which the Employee retains authority;
(4)	a material change in the geographic location of the Employee's office location; or
(5)	any other action or inaction that constitutes a material breach by the Bank of this Agreement.
"Parent" shall mean MSB Financial Corp., a Maryland corporation or any successors thereto.
3. Effect of Code Section 409A.

(a)        Notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Employee at such time if such payments shall subject the Employee to the penalty tax under Code Section 409A, but rather such payments shall be made by the Bank to the Employee at the earliest time permissible thereafter without the Employee having liability for such penalty tax under Section Code 409A.  Notwithstanding anything herein to the contrary, the Bank and the Parent shall have no liability or obligation to indemnify the Employee for any tax penalty incurred by the Employee with respect to Code Section 409A or otherwise.

(b)        Notwithstanding anything in this Agreement to the contrary, if the Bank in good faith determines, as of the effective date of Employee's Termination of Employment that the Employee is a "specified employee" within the meaning of Section 409A of the Code and if the payment under Section 2 of the Agreement and any other compensation upon termination does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), or as a payment that is otherwise exempt from Section 409A, and that an amount (or any portion of an amount) payable to Employee hereunder, is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Bank will so advise Employee, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months ("Six-Month Delay"), whereupon such amount or portion thereof shall be paid to Employee in a lump sum on the first day of the seventh month following the effective date of Employee's Termination of Employment. The limitations of this Six-Month Delay shall only be effective if the stock of the Parent or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i) of the Code.
"Specified Employee" means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.
"Termination of Employment" shall have the same meaning as "separation from service", as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations). Whether a "Termination of Employment" takes place is determined based on whether the facts and circumstances indicate that the Bank and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Bank if the Employee has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Employee continues to be treated as an Employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Employee is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Employee during the immediately preceding 36-month period. The Employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is a 50 percent or more of the average level of service performed by the Employee during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Bank and the Employee reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Bank if the Employee has been providing services to the Bank for a period of less than 36 months (or that the level of bona fide services would not be so reduced).
For periods during which the Employee is on a paid bona fide leave of absence and has not otherwise terminated employment, the Employee is treated as providing bona fide services at a level equal to the level of services that the Employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of determining the applicable 36-month (or shorter) period). Bona fide leave of absence means that there is a reasonable expectation that the Employee will return to perform services for the Bank.

(c)        Notwithstanding the Six-Month Delay rule set forth herein:

(i)      To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Bank will pay the Employee an amount equal to the lesser of two times (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee's Termination of Employment occurs, and (2) the sum of the Employee's annualized compensation based upon the annual rate of pay for services provided to the Bank for the taxable year of the Employee preceding the taxable year of the Employee in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not had a Termination of Employment); provided that amounts paid under this Agreement must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which occurs the Termination of; and Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Bank pursuant to this Agreement or otherwise.

(ii)     To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Bank will pay the Employee an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Employee's Termination of Employment; provided that the amount paid under this Section will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Bank under Sections 2 or otherwise in the event of termination of employment.

(d)        To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Employee's taxable year following the taxable year in which the termination occurred. For medical expenses, to the extent the Agreement entitles the Employee to reimbursement by the Bank of payments of medical expenses incurred and paid by the Employee but not reimbursed by a person other than the Bank and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Employee would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Bank under Code Section 4980B (COBRA) if the Employee elected such coverage and paid the applicable premiums.

(e)        If an amount is to be paid under this Agreement in two (2) or more installments, each installment shall be treated as a separate payment for purposes of the Code Section 409A.

4. SUCCESSORS AND ASSIGNS

(a)        This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or Parent which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Parent.

(b)        Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

5. AMENDMENT; WAIVER
No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Employee and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf.

No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
6. APPLICABLE LAW
This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of New Jersey, except to the extent that Federal law shall be deemed to apply.
7. SEVERABILITY
The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
8. ARBITRATION
Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled solely by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. Further, the settlement of the dispute to be approved by the Board of the Bank may include a provision for the reimbursement by the Bank to the Employee for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, or the Board of the Bank or the Parent may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board following settlement of the dispute. Such reimbursement shall be paid within ten (10) days of Employee furnishing to the Bank or Parent evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Employee.  The provisions of this Section shall survive any termination or expiration of the Agreement.
9. ENTIRE AGREEMENT
This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto, and such Agreement shall supersede all prior agreements, whether in writing or otherwise, in all respects, including any prior employment agreement or change in control agreement between the Bank and the Employee.

10. AGREEMENT TERM
(a) The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the Effective Date of this Agreement and ending two years thereafter, plus (ii) any and all extensions of the initial term made pursuant to this Section 10 (collectively, the "Term").
(b) Commencing on the first anniversary of the Effective Date and continuing on each anniversary of the Effective Date thereafter, the disinterested members of the Board may extend the Agreement Term for an additional year, so that the remaining Term of the Agreement again becomes two years thereafter, unless Employee elects not to extend the Term of this Agreement by giving written notice to the Chairman of the Board of Directors of the Bank of such election.  The Board will review the Agreement and Employee's performance annually for purposes of determining whether or not to extend the Agreement Term.  The Board will notify Employee within sixty days after its annual review whether it has determined to extend the Term of the Agreement.
(c) Nothing in this Agreement shall mandate or prohibit a continuation of Employee's employment following the expiration of the Term of this Agreement.
11. GUARANTY BY MSB FINANCIAL CORP.
Notwithstanding anything in this Agreement to the contrary, MSB Financial Corp.  ("Guarantor") hereby unconditionally and irrevocably guarantees to make all payments of funds due and payable to the Employee as set forth in this Agreement, and to perform any and all financial obligations of the Bank set forth in this Agreement to the extent that the Bank may fail to make such payments or perform such obligations on a timely basis (the "Guaranty").  The Guarantor shall perform such Guaranty within ten (10) days after receipt of written notice from the Employee to the Guarantor of the Bank's failure to perform under this Agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

MILLINGTON BANK

ATTEST:	By:	/s/ Michael A. Shriner
Michael A. Shriner,
President and CEO

/s/ Linda W. Psillakas
Assistant Corporate Secretary

By:	/s/ Nancy E. Schmitz
Nancy E. Schmitz, Employee

MSB FINANCIAL CORP.
Solely as Guarantor

ATTEST:	By:	/s/ Michael A. Shriner
Michael A. Shriner,
President and CEO

/s/ Linda W. Psillakas
Assistant Corporate Secretary